CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated January 29, 2014, relating to the financial statements and financial highlights of Smead Value Fund, a series of Smead Funds Trust (formerly a series of Trust for Professional Managers), for the year ended November 30, 2013, and to the references to our firm under the headings “Financial Highlights” through the year ended November 30, 2013 in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

Cohen Fund Audit Services, Ltd.

Cleveland, Ohio

November 11, 2014

COHEN FUND AUDIT SERVICES, LTD. | CLEVELAND | MILWAUKEE | 216.649.1700

Registered with the Public Company Accounting Oversight Board.